Exhibit 99.1

January 2, 2014
Dear Fellow Stockholder:
Inland Diversified recently announced the sale of its single tenant net-leased properties to Realty Income Corporation in a transaction valued at $503 million, generating approximately $34 million gross profit. This profitable sale is the first step in the Company’s pursuit of a complete liquidity event for our stockholders. Based on current market conditions, we determined that divesting our portfolio of the single tenant net-leased assets would position us as a premier multi-tenant retail REIT with the potential of creating more value going forward. We anticipate that the sale of this portfolio will be completed in the first quarter of 2014.
We hope that the answers to some commonly asked questions regarding this transaction discussed below will help you understand the effect on your future distributions.
What does this mean for monthly distributions?
After retiring debt related to the assets sold, we expect to distribute the net proceeds to our stockholders after the closings occur. Those payments will be processed according to your current instructions for your monthly distribution payment, whether that is a check or ACH deposit.
Does this transaction affect the number of shares that I own?
No, it does not.
Will my capital investment in my shares change?
The special distribution will affect your capital investment in your shares. Your capital investment will decrease in an amount equal to the special distributions resulting from the sale of assets. For example, if there is ultimately $2.00 in special distributions, then your original capital investment of $10.00 per share will then become $8.00 per share.
Will the monthly distribution continue?
Yes. It is the company’s current intent that the monthly distribution will continue at the current rate of 6% annualized on the remaining capital invested. For example, if you paid $10.00 per share for your stock and your special distribution is approximately $2.00 per share, your remaining capital invested will be $8.00. Your monthly distribution will be computed by multiplying the annualized rate of 6% by the $8.00 figure going forward.
Will the distribution rate change?
No. It is the company’s current intent that the distribution rate will remain at 6%, and will then be multiplied by your remaining capital invested after any special distributions.
As we work toward completing the sale of our single tenant net-leased portfolio, we are pleased that we were able to take this important first step toward full liquidity and at the same time generate a profit for Inland Diversified’s stockholders. As a focused multi-tenant retail REIT, we believe we will better reflect our peer group of companies that are listed on a national securities exchange and exclusively own multi-tenant retail properties. We anticipate that, after completing the transaction, we will be better positioned to provide full liquidity for the remaining portfolio.
Important information regarding your distribution payment -
All distributions authorized by our Board of Directors are now being paid by check or ACH (direct deposit), depending on how you set up your account. For those of you who previously elected to receive your distributions through ACH, payment will continue to be made via ACH. For IRAs and other qualified accounts, distributions will be paid to the trustee of record. As a reminder, our Investor Services team can provide you with assistance on directing cash distributions and answer any other questions at 800.826.8228.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in December 2013. We are proud of our sponsor’s 40+ years of integrity, and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure
cc: Trustee
Broker Dealer
Financial Advisor

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "would", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appears", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to any liquidity alternative being identified or consummated, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.